Exhibit 10.1

ADDENDUM NUMBER TWO

TO

EMPLOYMENT AGREEMENT

Effective February 1, 2011, Kim Korth (“Executive”) entered into an Employment Agreement (the “Agreement”) with Supreme Industries, Inc. and its wholly-owned subsidiary, Supreme Indiana Operations, Inc. (collectively referred to as “Companies”).

Section 2 of the Agreement provided for a six-month initial term ending on August 1, 2011.  As of August 1, 2011, the parties to the Agreement were engaged in negotiations expected to lead to Executive receiving a long-term Employment Agreement.  In order to provide additional time to complete and sign such long-term Employment Agreement, the parties signed Addendum Number One to the Agreement for the purpose of extending the term of the Agreement from August 1, 2011 to September 1, 2011.

As it has turned out, on this date (September 1, 2011) the parties are still engaged in negotiations expected to lead to the completion and signing of the long-term Employment Agreement.  For this reason, it is necessary to again extend the term of the Agreement.

Accordingly, the parties hereby agree to a second extension of the Agreement for a period beginning on September 1, 2011, and ending on the earlier to occur of September 30, 2011, or the completion and signing of such long-term Employment Agreement. All of the other terms contained in Addendum Number One shall remain in full force and effect.

This document may be signed in multiple counterparts, each of which for all purposes shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum Number Two to the Agreement to be effective September 1, 2011.

COMPANIES:

Supreme Industries, Inc.

By:	/s/ Herbert M. Gardner
Name:	Herbert M. Gardner
Title:	Chairman of the Board

SUPREME INDIANA OPERATIONS, INC.

By:	/s/ Herbert M. Gardner
Name:	Herbert M. Gardner
Title:	Chairman of the Board

EXECUTIVE:

/s/ Kim Korth
Kim Korth